	Exhibit 99.5

WISCONSIN PUBLIC SERVICE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME	Twelve Months Ended
AND COMPREHENSIVE INCOME (Unaudited)	September 30
(Millions)	2002	2001

Operating revenues
Electric	$666.0	$611.5
Gas	277.3	355.2
Total operating revenues	943.3	966.7
Operating expenses
Electric production fuels	121.9	128.5
Purchased power	89.9	83.5
Gas purchased for resale	172.5	265.4
Other operating expenses	234.8	187.3
Maintenance	75.5	64.7
Depreciation and decommissioning	83.0	67.3
Federal income taxes	27.6	35.6
Investment tax credit restored	(1.5)	(1.6)
State income taxes	8.4	8.7
Gross receipts tax and other	33.2	29.7
Total operating expenses	845.3	869.1
Operating income	98.0	97.6
Other income and (deductions)
Allowance for equity funds used during construction	2.9	1.7
Other, net	33.6	10.4
Income taxes	(10.9)	(0.9)
Total other income	25.6	11.2
Income before interest expense	123.6	108.8
Interest expense
Interest on long-term debt	27.9	22.6
Other interest	7.7	10.4
Allowance for borrowed funds used during construction	(1.5)	(1.9)
Total interest expenses	34.1	31.1
Minority interest	(1.6)	(0.5)
Net income	87.9	77.2
Preferred stock dividend requirements	3.1	3.1
Earnings on common stock	84.8	74.1
Other comprehensive income	-	-
Comprehensive income	$ 84.8	$ 74.1